Exhibit 99.1

Press Release
For Further Information Contact:

INVESTORS:	MEDIA:
Frank Vitrano	Karen Rugen
(717) 972-3948	(717) 730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

 RITE AID REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2009 RESULTS

•	Fourth Quarter Net Loss of $2.67 per Diluted Share and Full Year Net Loss of $3.49 per Diluted Share Including Significant Non-Cash Charges Resulting from Impairment and Deferred Tax Asset Write Down

•	Fourth Quarter Net Loss of $0.14 per Diluted Share and Full Year Net Loss of $0.79 per Diluted Share Excluding the Impact of the Non-Cash Charges

•	Fourth Quarter Adjusted EBITDA of $261.4 Million and Full Year Adjusted EBITDA of $965.1 Million

•	Achieves Fourth Quarter Net Cash Provided by Operations of $324.8 Million

•	Liquidity Increased to $723.7 Million at Fiscal Year End

•	Management Focused on Operating Efficiency, Cutting Costs and Reducing Debt

CAMP HILL, PA (April 2, 2009)—Rite Aid Corporation (NYSE: RAD) today reported financial results for the fourth quarter and year ended February 28, 2009.

For the fourth quarter, the company reported revenues of $6.7 billion, a net loss of $2.3 billion or $2.67 per diluted share and adjusted EBITDA of $261.4 million.

Net loss for the quarter was impacted by significant non-cash charges resulting from goodwill impairment, store impairment and an additional tax valuation allowance against deferred tax assets.  These non-cash charges have no impact on the company’s business operations, liquidity, credit facilities or compliance with existing debt covenants.  Excluding these non-cash charges, net loss for the fourth quarter was $116.9 million or $0.14 per diluted share.

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Rite Aid FY’09 Q4 Press Release – page 2

The one-time non-cash goodwill impairment charge accounted for $1.81 billion or $2.10 per diluted share of the fourth quarter net loss.  Similar to the recent experiences of other companies, Rite Aid was required by generally accepted accounting principles (GAAP, SFAS No. 142) to take a goodwill impairment charge, which is primarily the result of the company’s sustained low stock price and resulting market capitalization.  The company wrote off all of its goodwill, of which approximately $1.2 billion is related to the Brooks Eckerd acquisition.

Adjusted EBITDA (which is reconciled to net loss on the attached table) of $261.4 million or 3.9 percent of revenues for the fourth quarter compared to $276.3 million or 4.1 percent of revenues for the like period last year.  The $14.9 million decline was caused by higher union health and welfare contributions, higher occupancy costs as a result of sale leaseback transactions and higher accounts receivable securitization costs.

Fourth Quarter Highlights

•
Core Rite Aid pharmacy same store sales increases were strong in the fourth quarter and throughout the year, especially in light of the industrywide downturn in prescription sales and the increase in the company’s dispensing of generic prescriptions, which negatively impacts sales but improves margin.

•
Pharmacy same store sales trends in the acquired stores improved every quarter in fiscal 2009, narrowing to a decline of 1.9 percent in the fourth quarter compared to a 2.6 percent decline in the third quarter.

•	The company generated positive cash flow from operations of $324.8 million in the fourth quarter.
•	Significant progress in reducing selling, general and administration (SG&A) costs continued in the fourth quarter.
•	FIFO inventory was $243.6 million lower in the fourth quarter compared to last year and $379.3 million lower than the third quarter of this year.
•	The company maintained access to accounts receivable financing with renewal and completion of first and second lien securitization facilities.
•	Net cash from operations, including inventory reduction, and reduced capital expenditures contributed to availability of $723.7 million under the company’s revolving credit facility at year end.

“Despite continued weakness in the economy, we were able to improve our business significantly in the second half of the year as we completed the integration of Brooks Eckerd, enhanced our management team and focused on strengthening our financial position.  We made good progress operating our stores more efficiently, taking costs out of the business and reducing working capital, especially in the fourth quarter.  As a result, we ended the year with our strongest liquidity position in more than a year,” said Mary Sammons, Rite Aid chairman and CEO.

Commenting on the goodwill impairment, Sammons said, “This is a charge dictated by accounting rules.  We believe the impairment related to the Brooks Eckerd acquisition is not a true reflection of the long-term benefit we expect to see from our acquired stores.”

Fourth Quarter Summary

Revenues for the 13-week fourth quarter were $6.7 billion versus revenues of $6.8 billion in the prior year fourth quarter. Revenues decreased 1.7 percent, primarily as a result of 158 fewer stores this quarter as compared to the previous fourth quarter.

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Rite Aid FY’09 Q4 Press Release – page 3

Same store sales for the quarter decreased 0.1 percent over the prior year 13-week period, consisting of a 2.0 percent decrease in the front end and a 0.8 percent increase in the pharmacy. Pharmacy sales included an approximate 301 basis point negative impact from new generic introductions. The number of prescriptions filled in same stores decreased 0.9 percent, negatively impacted by the acquired stores.  The number of prescriptions filled increased in core Rite Aid stores.  Prescription sales accounted for 66.6 percent of total drugstore sales, and third party prescription revenue was 96.3 percent of pharmacy sales.

Excluding the acquired Brooks Eckerd stores, same stores sales for the 13-week fourth quarter increased 0.8 percent over the prior-year period with front end same store sales decreasing 1.9 percent and pharmacy same store sales growing 2.4 percent.

At the Brooks Eckerd stores, same store sales for the 13-week fourth quarter decreased 1.9 percent over the prior-year period.  Front end same store sales decreased 2.1 percent in the fourth quarter and pharmacy same store sales decreased 1.9 percent.

The fourth quarter net loss of $2.3 billion or $2.67 per diluted share compares to last year’s fourth quarter net loss of $952.2 million or $1.20 per diluted share. Excluding non-cash charges, net loss for the fourth quarter was $116.9 million or $0.14 per diluted share. The significant non-cash charges include 1) a one-time non-cash charge of $1.81 billion or $2.10 per share for goodwill impairment, 2) a non-cash income tax charge of $280.7 million or $0.33 per share from the recording of additional valuation allowance against deferred tax assets and 3) a non-cash charge of $85.8 million or $0.10 per share related to store impairment.  These items accounted for $2.2 billion or $2.53 per diluted share of the net loss. The LIFO charge was $94.6 million or $0.11 per share.  Last year’s fourth quarter included a non-cash charge of $894.9 million or $1.12 per share to record a valuation allowance against deferred tax assets.

In the fourth quarter, the company opened 6 stores, relocated 10 stores, and closed 19 stores. Stores in operation at the end of the fourth quarter totaled 4,901.

Full Year Results

For the 52-week fiscal year ended February 28, 2009, Rite Aid had revenues of $26.3 billion as compared to revenues of $24.3 billion for the 52-week prior year.  Revenues increased 8.1%, primarily driven by an additional quarter of sales for the Brooks Eckerd stores, which the company acquired on June 4, 2007.

Same store sales for the year, which include 39 weeks of the acquired stores, increased 0.8 percent over the prior 52-week comparable period. This increase consisted of a 0.9 percent front-end same store sales increase and a 0.7 percent increase in pharmacy same store sales.  The number of prescriptions filled in same stores decreased  0.96 percent, negatively impacted primarily by the acquired stores. Prescription revenue accounted for 67.2 percent of total sales, and third party prescription revenue was 96.3 percent of pharmacy sales.

Net loss for fiscal 2009 was $2.9 billion or $3.49 per diluted share compared to last year’s net loss of $1.1 billion or $1.54 per diluted share. Excluding significant non-cash charges, net loss for the year was $640 million or $0.79 per diluted share. The significant non-cash charges include 1) a non-cash charge of $1.81 billion for goodwill impairment, 2) a non-cash income tax charge of $307.7 million from the recording of additional valuation allowance against deferred tax assets and 3) a non-cash charge of $157.3 million related to store impairment.  These items accounted for $2.2 billion or $2.70 per diluted share of the net loss. The LIFO charge was $184.6 million or $0.22 per share.

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Rite Aid FY’09 Q4 Press Release – page 4

As computed on the attached table, adjusted EBITDA of $965.1 million or 3.7 percent of revenues for the year compared to $962.8 million or 4.0 percent of revenues for last year.

For the year, the company opened 33 new stores, relocated 56 stores, remodeled 70 stores, acquired 9 stores, and sold or closed 200 stores. Stores in operation at the end of the year totaled 4,901.

Outlook for Fiscal 2010

The company said that in fiscal 2010 it will continue to focus on its initiatives to grow profitable sales, reduce operating expenses through additional efficiencies, improve working capital, take unnecessary costs out of the business and reduce capital expenditures.

“We are pleased with the results we have seen so far from these initiatives, and expect them to deliver greater benefits in fiscal 2010 and help us manage through this difficult operating environment,” Sammons said.  “We are focused on improving cash flows and expect to be in a position to start reducing our debt this year.”

Given the uncertainty of the retail environment, Rite Aid said it expects sales to be between $26.3 billion and $26.7 billion in fiscal 2010 with same store sales improving 0.5 to 2.5 percent over fiscal 2009.

Adjusted EBITDA (which is reconciled to net loss on the attached table) is expected to be between $1.025 billion and $1.125 billion. Accounts receivable securitization costs, which accounted for $26 million of adjusted EBITDA in fiscal 2009, will be excluded from adjusted EBITDA in fiscal 2010.

Net loss for fiscal 2010 is expected to be between $210 million and $435 million or a loss per diluted share of $.26 to $.53.  Capital expenditures are expected to be approximately $250 million.

Update On Proposed Reverse Stock Split

As previously announced, Rite Aid has delayed effecting the company’s proposed  reverse stock split following the New York Stock Exchange’s (NYSE) suspension of its minimum share price listing rule until June 30, 2009.  The suspension provides the company with additional time and flexibility to regain compliance with the rule.  Stockholders have approved a 1-for-10, 1-for-15 or 1-for-20 reverse stock split exchange ratio.

Per the rules of the suspension, Rite Aid can now regain compliance by achieving the required $1.00 closing share price and $1.00 average closing share price over the preceding 30 consecutive days on any of the following dates: April 16, 2009; April 30, 2009; May 29, 2009; June 30, 2009; and August 17, 2009.  Rite Aid’s Board of Directors will determine the exchange ratio and timing of the reverse stock split, if implemented, prior to or immediately following the end of the suspension period based on market conditions, the company’s share price and NYSE rules at such time.  Rite Aid continues to be listed and trade as usual on the NYSE.

Conference Call Broadcast

 Rite Aid will hold an analyst call at 8:30 a.m. Eastern Time today with remarks by Rite Aid's management team.  The call will be simulcast via the internet and can be accessed through the websites www.riteaid.com in the conference call section of investor information and www.StreetEvents.com.  Slides related to materials discussed on the call will be available on both sites.  A playback of the call will be available on both sites starting at 2 p.m. Eastern Time today.  A playback of the call will also be available by telephone for 48 hours beginning at 12 p.m. Eastern Time today until 12 p.m. Eastern Time on April 4.  The playback number is 1-800-642-1687 from within the U.S. and Canada or 1-706-645-9291 from outside the U.S. and Canada with the eight-digit reservation number 90511456.

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Rite Aid FY’09 Q4 Press Release – page 5

Rite Aid Corporation is one of the nation’s leading drugstore chains with more than 4,900 stores in 31 states and the District of Columbia.  Information about Rite Aid, including corporate background and press releases, is available through the company’s website at http://www.riteaid.com.

This press release contains forward-looking statements, including guidance, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness and our ability to refinance our indebtedness on terms favorable to us; our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements; our ability to improve the operating performance of our stores in accordance with our long term strategy, our ability to realize the benefits of the Brooks Eckerd acquisition, including positive same store sales growth for Brooks Eckerd and cost savings; our ability to hire and retain pharmacists and other store personnel; the efforts of private and public third-party payors to reduce prescription drug reimbursements and encourage mail order; competitive pricing pressures, including aggressive promotional activity from our competitors; our ability to manage expenses; our ability to realize the benefits from actions to further reduce costs and investment in working capital; continued consolidation of the drugstore industry; changes in state or federal legislation or regulations; the outcome of lawsuits and governmental investigations; the timing and effects of  our proposed reverse stock split; general economic conditions and inflation and  interest rate movements and  access to capital, including our continuing ability to complete sale and leaseback transactions. Consequently, all of the forward-looking statements made in this press release, including our guidance, are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as "may", "will", "intend", "plan", "project", "expect", "anticipate", "could", "should", "would", "believe", "estimate", "contemplate", and "possible".

See the attached table for a reconciliation of a non-GAAP financial measure, Adjusted EBITDA to net income (loss), the most comparable GAAP financial measure. We define Adjusted EBITDA as net income (loss) from operations excluding the impact of income taxes, interest expense, depreciation and amortization, LIFO adjustments, charges or credits for store closing and impairment, inventory write-downs related to closed stores, stock-based compensation expense, debt modifications and retirements, sale of assets and investment, securitization costs (for fiscal 2010) and other non-recurring items. We reference this non-GAAP financial measure frequently in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. In addition, incentive compensation is based on Adjusted EBITDA and we base our forward-looking estimates on Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. We include this non-GAAP financial measure in our earnings announcement in order to provide transparency to our investors and enable investors to better compare our operating performance with the operating performance of our competitors.

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RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	February 28, 2009	March 1, 2008
ASSETS
Current assets:
Cash and cash equivalents	$152,035	$155,762
Accounts receivable, net	526,742	665,971
Inventories, net of LIFO reserve of $746,467 and $562,729	3,509,494	3,936,827
Prepaid expenses and other current assets	176,661	163,334
Total current assets	4,364,932	4,921,894
Property, plant and equipment, net	2,587,356	2,873,009
Goodwill	-	1,783,372
Other intangibles, net	1,017,011	1,187,327
Deferred tax assets	-	384,163
Other assets	357,241	338,258
Total assets	$8,326,540	$11,488,023

LIABILITIES AND STOCKHOLDERS' (DEFICIT)/EQUITY
Current liabilities:
Current maturities of long-term debt and lease financing obligations	$40,683	$185,609
Accounts payable	1,256,982	1,425,768
Accrued salaries, wages and other current liabilities	1,004,762	1,110,288
Deferred tax liabilities	-	76,374
Total current liabilities	2,302,427	2,798,039
Long-term debt, less current maturities	5,801,230	5,610,489
Lease financing obligations, less current maturities	169,796	189,426
Other noncurrent liabilities	1,252,739	1,178,884
Total liabilities	9,526,192	9,776,838

Commitments and contingencies	-	-
Stockholders' (deficit)/equity:
Preferred stock - Series G	1	139,253
Preferred stock - Series H	143,498	135,202
Preferred stock - Series I	-	116,415
Common stock	886,113	830,209
Additional paid-in capital	4,265,211	4,047,499
Accumulated deficit	(6,452,696)	(3,537,276)
Accumulated other comprehensive loss	(41,779)	(20,117)
Total stockholders' (deficit)/equity	(1,199,652)	1,711,185
Total liabilities and stockholders' (deficit)/equity	$8,326,540	$11,488,023

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks ended February 28, 2009	Thirteen Weeks ended March 1, 2008
Revenues	$6,707,567	$6,824,822
Costs and expenses:
Cost of goods sold	4,983,847	4,936,493
Selling, general and administrative expenses	1,699,889	1,774,296
Lease termination and impairment charges	104,021	43,713
Goodwill impairment charge	1,810,223	-
Interest expense	114,207	127,315
(Gain) loss on sale of assets, net	(358)	958

	8,711,829	6,882,775

Loss from continuing operations before income taxes	(2,004,262)	(57,953)
Income tax expense	289,396	894,910

Net loss from continuing operations	(2,293,658)	(952,863)

Income from discontinued operations	-	683

Net loss	$(2,293,658)	$(952,180)

Basic and diluted loss per share:

Numerator for loss per share:
Net loss	$(2,293,658)	$(952,180)
Accretion of redeemable preferred stock	(25)	(25)
Cumulative preferred stock dividends	(4,687)	(8,238)
Loss attributable to common stockholders - basic and diluted	$(2,298,370)	$(960,443)

Basic and diluted weighted average shares	861,647	797,335

Basic and diluted loss per share	$(2.67)	$(1.20)

RITE AID CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL OPERATING AND CASH FLOW INFORMATION
(Dollars in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks ended February 28, 2009	Thirteen Weeks ended March 1, 2008

SUPPLEMENTAL OPERATING INFORMATION

Revenues	$6,707,567	$6,824,822
Cost of goods sold	4,983,847	4,936,493
Gross profit	1,723,720	1,888,329
LIFO charge/(credit)	94,569	(25,259)
FIFO gross profit	1,818,289	1,863,070

Gross profit as a percentage of revenues	25.70%	27.67%
LIFO charge/(credit) as a percentage of revenues	1.41%	-0.37%
FIFO gross profit as a percentage of revenues	27.11%	27.30%

Selling, general and administrative expenses	1,699,889	1,774,296
Selling, general and administrative expenses as a percentage of revenues	25.34%	25.99%

Cash interest expense	106,245	120,681
Non-cash interest expense	7,962	6,634
Total interest expense	114,207	127,315

Securitization costs	9,142	5,025

Adjusted EBITDA	261,381	276,262
Adjusted EBITDA as a percentage of revenues	3.90%	4.05%

Net loss	(2,293,658)	(952,180)
Net loss as a percentage of revenues	-34.20%	-13.95%

SUPPLEMENTAL CASH FLOW INFORMATION

Payments for property, plant and equipment	59,397	209,098
Intangible assets acquired	5,035	12,109
Total cash capital expenditures	64,432	221,207
Equipment received for noncash consideration	-	3,121
Equipment financed under capital leases	304	5,310
Gross capital expenditures	$64,736	$229,638

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	Fifty-two Weeks ended February 28, 2009	Fifty-two Weeks ended March 1, 2008
Revenues	$26,289,268	$24,326,846
Costs and expenses:
Cost of goods sold	19,253,616	17,689,272
Selling, general and administrative expenses	6,985,367	6,366,137
Lease termination and impairment charges	293,743	86,166
Goodwill impairment charge	1,810,223	-
Interest expense	477,627	449,596
Loss on debt modifications and retirements, net	39,905	12,900
Loss (gain) on sale of assets, net	11,581	(3,726)

	28,872,062	24,600,345

Loss from continuing operations before income taxes	(2,582,794)	(273,499)
Income tax expense	329,257	802,701

Net loss from continuing operations	(2,912,051)	(1,076,200)

Loss from discontinued operations	(3,369)	(2,790)

Net loss	$(2,915,420)	$(1,078,990)

Basic and diluted loss per share:

Numerator for loss per share:
Net loss	$(2,915,420)	$(1,078,990)
Accretion of redeemable preferred stock	(102)	(102)
Cumulative preferred stock dividends	(21,768)	(32,533)
Preferred stock beneficial conversion	-	(556)
Loss attributable to common stockholders - basic and diluted	$(2,937,290)	$(1,112,181)

Basic and diluted weighted average shares	840,812	723,923

Basic and diluted loss per share	$(3.49)	$(1.54)

RITE AID CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL OPERATING AND CASH FLOW INFORMATION
(Dollars in thousands, except per share amounts)
(unaudited)

	Fifty-two Weeks ended February 28, 2009	Fifty-two Weeks ended March 1, 2008

SUPPLEMENTAL OPERATING INFORMATION

Revenues	$26,289,268	$24,326,846
Cost of goods sold	19,253,616	17,689,272
Gross profit	7,035,652	6,637,574
LIFO charge	184,569	16,114
FIFO gross profit	7,220,221	6,653,688

Gross profit as a percentage of revenues	26.76%	27.28%
LIFO charge as a percentage of revenues	0.70%	0.07%
FIFO gross profit as a percentage of revenues	27.46%	27.35%

Selling, general and administrative expenses	6,985,367	6,366,137
Selling, general and administrative expenses as a percentage of revenues	26.57%	26.17%

Cash interest expense	450,896	425,135
Non-cash interest expense	26,731	24,461
Total interest expense	477,627	449,596

Securitization costs	26,064	22,314

Adjusted EBITDA	965,083	962,829
Adjusted EBITDA as a percentage of revenues	3.67%	3.96%

Net loss	(2,915,420)	(1,078,990)
Net loss as a percentage of revenues	-11.09%	-4.44%

SUPPLEMENTAL CASH FLOW INFORMATION

Payments for property, plant and equipment	460,857	687,529
Intangible assets acquired	80,489	52,846
Total cash capital expenditures	541,346	740,375
Equipment received for noncash consideration	23,878	3,411
Equipment financed under capital leases	8,117	11,667
Gross capital expenditures	$573,341	$755,453

RITE AID CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(In thousands)

	Thirteen Weeks ended February 28, 2009	Thirteen Weeks ended March 1, 2008

Reconciliation of net loss to adjusted EBITDA:
Net loss	$(2,293,658)	$(952,180)
Adjustments:
Interest expense	114,207	127,315
Income tax expense	289,396	895,278
Depreciation and amortization	144,859	134,532
LIFO charges (credits) (a)	94,569	(25,259)
Lease termination and impairment charges (b)	104,021	43,713
Goodwill impairment charge (c)	1,810,223	-
Stock-based compensation expense	5,527	12,821
Gain on sale of assets, net	(358)	(7,142)
Incremental acquisition costs (d)	206	37,658
Closed store liquidation expense (e)	5,043	7,100
Severance costs	3,164	-
Other (f)	(15,818)	2,426
Adjusted EBITDA	$261,381	$276,262
Percent of revenues	3.90%	4.05%

Results of discontinued operations (g)	-	4,325
Adjusted EBITDA from continuing operations	$261,381	$280,587

Notes:

(a)	Represents non-cash charges (credits) to value our inventories under the last-in first-out ("LIFO") method.

(b)	Includes store impairment charges of $85,839 and $22,672 in the thirteen weeks ended February 28, 2009 and March 1, 2008, respectively.

(c)	Represents the total write-off of the Company's goodwill due to sustained low stock price and reduced market capitalization.

(d)	Represents incremental costs related to the acquisition of Jean Coutu, USA.

(e)	Represents costs to liquidate inventory at stores that are in the process of closing.

(f)	Other for the thirteen week period ended February 28, 2009 includes a non-recurring litigation settlement, partially offset by fees incurred to complete our second lien receivables facility.

(g)	Represents losses from our disposed Las Vegas market that are included in prior year's Adjusted EBITDA.

RITE AID CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(In thousands)

	Fifty-two Weeks ended February 28, 2009	Fifty-two Weeks ended March 1, 2008

Reconciliation of net loss to adjusted EBITDA:
Net loss	$(2,915,420)	$(1,078,990)
Adjustments:
Interest expense	477,627	449,596
Income tax expense	329,257	801,198
Depreciation and amortization	586,208	472,473
LIFO charges (a)	184,569	16,114
Lease termination and impairment charges (b)	293,743	86,166
Goodwill impairment charge (c)	1,810,223	-
Stock-based compensation expense	31,448	40,439
Loss (gain) on sale of assets, net	11,629	(11,826)
Loss on debt modifications and retirements, net (d)	39,905	12,900
Incremental acquisition costs (e)	85,633	154,222
Closed store liquidation expense (f)	19,353	14,396
Severance costs	13,653	-
Other	(2,745)	6,141
Adjusted EBITDA	$965,083	$962,829
Percent of revenues	3.67%	3.96%

Results of discontinued operations (g)	1,882	8,890
Adjusted EBITDA from continuing operations	$966,965	$971,719

Notes:

(a)	Represents non-cash charges to value our inventories under the last-in first-out ("LIFO") method.

(b)	Includes store impairment charges of $157,335 and $30,822 in the 52 weeks ended February 28, 2009 and March 1, 2008, respectively.

(c)	Represents the total write-off of the Company's goodwill due to sustained low stock price and reduced market capitalization.

(d)	Represents loss related to debt modifications and retirements, net.

(e)	Represents incremental costs related to the acquisition of Jean Coutu, USA.

(f)	Represents costs to liquidate inventory at stores that are in the process of closing.

(g)	Represents losses from our disposed Las Vegas market that are included in prior year's Adjusted EBITDA.

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	Thirteen Weeks ended February 28, 2009	Thirteen Weeks ended March 1, 2008

OPERATING ACTIVITIES:
Net loss	$(2,293,658)	$(952,180)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	144,859	134,532
Lease termination and impairment charges	104,021	43,713
Goodwill impairment charge	1,810,223	-
LIFO charges (credits)	94,569	(25,259)
Gain on sale of assets, net	(358)	(7,142)
Stock-based compensation expense	5,527	12,821
Changes in deferred taxes	280,734	895,076
Proceeds from sale of inventory	-	8,655
Changes in operating assets and liabilities:
Net (repayments to) proceeds from accounts receivable securitization	(5,119)	35,000
Accounts receivable	70,700	28,776
Inventories	378,555	254,784
Accounts payable	(87,994)	(75,787)
Other assets and liabilities, net	(177,281)	(43,546)
Net cash provided by operating activities	324,778	309,443
INVESTING ACTIVITIES:
Payments for property, plant and equipment	(59,397)	(209,098)
Intangible assets acquired	(5,035)	(12,109)
Expenditures for business acquisition	-	(220)
Proceeds from sale-leaseback transactions	-	28,228
Proceeds from dispositions of assets and investments	10,643	34,904
Net cash used in investing activities	(53,789)	(158,295)
FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	-	1,862
Net payments to revolver	(308,000)	(159,000)
Principal payments on long-term debt	(7,892)	(5,020)
Proceeds from financing secured by owned property	-	44,267
Change in zero balance cash accounts	48,078	(41,452)
Net proceeds from the issuance of common stock	-	42
Payments for preferred stock dividends	-	(3,845)
Excess tax deduction on stock options	-	(5,882)
Net cash used in financing activities	(267,814)	(169,028)
Increase (decrease) in cash and cash equivalents	3,175	(17,880)
Cash and cash equivalents, beginning of period	148,860	173,642
Cash and cash equivalents, end of period	$152,035	$155,762

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	Fifty-two Weeks ended February 28, 2009	Fifty-two Weeks ended March 1, 2008

OPERATING ACTIVITIES:
Net loss	$(2,915,420)	$(1,078,990)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	586,208	472,473
Lease termination and impairment charges	293,743	86,166
Goodwill impairment charge	1,810,223	-
LIFO charges	184,569	16,114
Loss (gain) on sale of assets, net	11,629	(11,826)
Stock-based compensation expense	31,448	40,439
Loss on debt modifications and retirements, net	39,905	12,900
Changes in deferred taxes	307,789	805,204
Proceeds from sale of inventory	-	16,811
Proceeds from insured loss	-	8,550
Changes in operating assets and liabilities:
Net proceeds from accounts receivable securitization	104,881	85,000
Accounts receivable	33,784	36,820
Inventories	196,517	(306,360)
Accounts payable	(140,258)	(115,624)
Other assets and liabilities, net	(185,108)	11,691
Net cash provided by operating activities	359,910	79,368
INVESTING ACTIVITIES:
Payments for property, plant and equipment	(460,857)	(687,529)
Intangible assets acquired	(80,489)	(52,846)
Expenditures for business acquisition	(112)	(2,306,774)
Proceeds from sale-leaseback transactions	161,553	48,985
Proceeds from dispositions of assets and investments	33,547	58,470
Proceeds from insured loss	-	5,950
Net cash used in investing activities	(346,358)	(2,933,744)
FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	900,629	2,307,867
Net (payments to) proceeds from revolver	(11,000)	549,000
Proceeds from financing secured by owned property	31,266	44,267
Principal payments on long-term debt	(870,054)	(15,939)
Change in zero balance cash accounts	(16,298)	79,606
Net proceeds from the issuance of common stock	1,117	12,764
Payments for preferred stock dividends	(3,466)	(15,380)
Financing costs paid	(49,473)	(58,195)
Net cash (used in) provided by financing activities	(17,279)	2,903,990
(Decrease) increase in cash and cash equivalents	(3,727)	49,614
Cash and cash equivalents, beginning of period	155,762	106,148
Cash and cash equivalents, end of period	$152,035	$155,762

RITE AID CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS GUIDANCE TO ADJUSTED EBITDA GUIDANCE
YEAR ENDING FEBRUARY 27, 2010
(In thousands, except per share amounts)

	Guidance Range
	Low	High

Sales	$26,300,000	$26,700,000

Same store sales	0.50%	2.50%

Gross capital expenditures	$250,000	$250,000

Reconciliation of net loss to adjusted EBITDA:
Net loss	$(435,000)	$(210,000)
Adjustments:
Interest expense and securitization costs (a)	530,000	515,000
Income tax expense	17,000	16,000
Depreciation and amortization	565,000	545,000
LIFO charge	70,000	50,000
Store closing, liquidation, and impairment charges	242,000	204,000
Stock-based compensation expense	25,000	20,000
Other	11,000	(15,000)
Adjusted EBITDA (a)	$1,025,000	$1,125,000

Diluted loss per share	$(0.53)	$(0.26)

(a)	Adjusted EBITDA of $965,083 for the year ended February 28, 2009 included securitization costs of $26,064.